VALHI REPORTS SECOND QUARTER 2015 RESULTS

DALLAS, TEXAS . . August 7, 2015.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $103.9 million, or $.30 per diluted share, in the second quarter of 2015 compared to net income of $15.5 million, or $.05 per diluted share, in the second quarter of 2014.   For the first six months of 2015, Valhi reported a net loss attributable to Valhi stockholders of $92.0 million, or $.27 per diluted share, compared to net income of $16.3 million, or $.05 per diluted share in the first six months of 2014.  We reported a net loss attributable to Valhi stockholders in the 2015 periods primarily due to the recognition of a non-cash deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations.

The Chemicals Segment's net sales of $360.2 million in the second quarter of 2015 were $83.3 million, or 19%, lower than in the second quarter of 2014.   The Chemicals Segment's net sales of $725.3 million in the first six months of 2015 were $138.3 million, or 16%, lower than in the first six months of 2014.  Net sales decreased in 2015 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 13% lower in the second quarter of 2015 as compared to the second quarter of 2014, and were 12% lower in the first six months of the year as compared to the same prior year period.  The Chemicals Segment's average selling prices at the end of the second quarter of 2015 were 3% lower than at the end of the first quarter of 2015, and 10% lower than at the end of 2014, with lower prices in all major markets.  The Chemicals Segment's average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the second quarter and first six months of 2015 were 5% and 6% higher, respectively, than in the same periods of 2014 due to higher sales in European and export markets in 2015, partially offset by slightly lower sales in North American markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $44 million in the second quarter and approximately $77 million in the first six months of 2015 as compared to the same periods of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Chemicals Segment's operating loss in the second quarter of 2015 was $7.9 million as compared to operating income of $46.3 million in the second quarter of 2014.  For the year-to-date period, the Chemicals Segment's operating income was $26.1 million as compared to $73.9 million in the first six months of 2014.  The Chemicals Segment's operating income (loss) in the 2015 periods includes an aggregate second quarter pre-tax charge of $21.1 million ($.03 per diluted share, net of income tax benefit and noncontrolling interest) associated with the implementation of certain workforce reductions.  The Chemicals Segment's operating income decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes.  Excluding the impact of the workforce reduction charge, the Chemicals Segment's operating income was $13.2 million and $47.2 million in the second quarter and first six months of 2015, respectively.    The Chemicals Segment's TiO2 production volumes were 4% higher in each of the second quarter and first six months of 2015 as compared to the same periods of 2014.  The Chemicals Segment's operated its production facilities at overall average capacity utilization rates of 97% in the first six months of 2015 (approximately 93% of practical capacity in the first quarter and at practical capacity in the second quarter) compared to approximately 93% in the first six months of 2014 (90% and 97% in the first and second quarters of 2014, respectively).  The Chemicals Segment's production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at our Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment's production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $11 million in the second quarter of 2015 and by approximately $25 million in the 2015 year-to-date period.

The Component Products Segment's net sales increased 8% in each of the second quarter and first six months of 2015 as compared to the same periods in 2014.  Net sales increased in both periods principally due to strong demand from existing government customers within the security products reporting unit.  Sales comparisons were also favorably impacted by increased sales of security products to the office equipment and institutional furniture markets, as well as increased sales from the marine components reporting unit.   The Component Products Segment's operating income increased from $3.9 million in the second quarter of 2014 to $4.3 million in the second quarter of 2014 and increased from $7.2 million in the first six months of 2014 to $8.0 million in the first six months of 2015, primarily due to the sales growth within the security products reporting unit.
The Waste Management Segment's net sales decreased $1.9 million in the second quarter of 2015 compared to the same period of 2014.  Disposal volumes for the second quarter of 2015 were negatively impacted by availability of certain classifications of hazardous waste shipping containers to us during the latter part of the second quarter.  In July 2015 we entered into an exclusive leasing arrangement to secure a dedicated access to two such containers and we continue to seek alternative suppliers to increase availability.  Lower disposal volumes in the second quarter of 2015 led to lower coverage of fixed costs as compared to the same period of 2014. As a result, our Waste Management Segment's operating loss increased $3.1 million in the second quarter of 2015 as compared to the same period of 2014.  The Waste Management Segment's net sales increased $6.1 million in the first six months of 2015 compared to the same period of 2014 primarily due to increased disposal volumes in the first quarter of 2015 which were favorably impacted by the industry-wide availability of certain classes of disposal shipping containers. Higher disposal volumes in the first six months of 2015 allowed for greater coverage of fixed costs as compared to the same period of 2014. As a result, our Waste Management Segment had an operating loss in the first six months of 2015 that was $2.5 million lower than the same period of 2014.
The Real Estate Management and Development Segment had second quarter 2015 sales of $9.7 million, including $7.5 million in revenue on sales of land held for development, compared to sales of $9.5 million in the second quarter of 2014, including $7.2 million in sales of land held for development.   For the first six months of 2015 the Real Estate Management and Development Segment had sales of $17.8 million, including $13.4 million in revenue on sales of land held for development, compared to sales of $19.0 million in the first six months of 2014, including $14.9 million in sales of land held for development.  The Real Estate Management and Development Segment had operating income in the second quarter of 2015 of $1.6 million, relatively flat compared to operating income of $1.5 million in the 2014 period.  Operating income declined slightly in the first six months of 2015 to $1.4 million compared to $1.9 million in 2014.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2015.

Corporate expenses were 20% lower in the second quarter of 2015 and 13% lower in the first six months of 2015 compared the same periods of 2014, primarily due to lower environmental and related costs in 2015.   Interest expense decreased slightly in the second quarter of 2015 compared to the same period of 2014 primarily due to lower average interest rate on outstanding indebtedness due to the second quarter 2015 modification of Kronos' term loan agreement (which reduced the interest rate on the outstanding principal amount by 75 basis points), the effect of which was offset in part by higher average debt balances at Valhi.  Interest expense increased in the first six months of 2015 compared to the first six months of 2014 primarily due to higher average debt balances outstanding during 2015 compared to 2014.

The Company's income tax expense in the second quarter of 2015 includes a non-cash deferred income tax expense of $150.3 million ($.26 per diluted share net of noncontrolling interest) related to the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations.  The Company's income tax expense in the first six months of 2015 includes a non-cash income tax benefit of $2.9 million ($.01 per diluted share) related to a net reduction in our reserve for uncertain tax positions, most of which was recognized in the first quarter.  The Company's income tax expense in the second quarter of 2014 includes an aggregate non-cash income tax benefit of $5.9 million ($.01 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' titanium dioxide pigment ("TiO2") operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as energy, ore, zinc, brass and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);
•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Decisions to sell assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German and Belgium net operating loss carryforwards);
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);
•	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);
•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the impact of the workforce reduction charge, which is used by the Company's management to assess the performance of the Company's Chemicals Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's Chemicals Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015
	(unaudited)		(unaudited)

Net sales
Chemicals	$ 443.5	$ 360.2	$ 863.6	$ 725.3
Component products	26.8	28.9	52.6	56.8
Waste management	11.9	10.0	18.9	25.0
Real estate management and development	9.5	9.7	19.0	17.8

Total net sales	$ 491.7	$ 408.8	$ 954.1	$ 824.9

Operating income (loss)
Chemicals:
Before workforce reduction charge	$ 46.3	$ 13.2	$ 73.9	$ 47.2
Workforce reduction charge	-	(21.1)	-	(21.1)
Total Chemicals	$ 46.3	$ (7.9)	$ 73.9	$ 26.1
Component products	3.9	4.3	7.2	8.0
Waste management	(5.0)	(8.1)	(13.5)	(11.0)
Real estate management and development	1.5	1.6	1.9	1.4

Total operating income (loss)	46.7	(10.1)	69.5	24.5

General corporate items:
Securities earnings	6.6	6.7	13.4	13.4
Insurance recoveries	.4	.3	1.2	3.4
General expenses, net	(13.9)	(11.2)	(22.2)	(19.4)
Interest expense	(14.6)	(14.5)	(28.3)	(29.1)

Income (loss) before income taxes	25.2	(28.8)	33.6	(7.2)

Income tax expense	1.5	110.6	5.3	114.9

Net income (loss)	23.7	(139.4)	28.3	(122.1)

Noncontrolling interest in net income (loss)
of subsidiaries	8.2	(35.5)	12.0	(30.1)

Net income (loss) attributable to Valhi
stockholders	$ 15.5	$ (103.9)	$ 16.3	$ (92.0)

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$ .05	$ (.30)	$ .05	$ (.27)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Six months ended
	June 30,	June 30,
	2015 vs. 2014	2015 vs. 2014
	(unaudited)	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(13)%	(12)%
TiO2 sales volumes	5	6
TiO2 product mix	(1)	(1)
Changes in currency exchange rates	(10)	(9)

Total	(19)%	(16)%